Exhibit 99.15

Johnson & Johnson Reports 2011 Second-Quarter Results:

Sales of $16.6 Billion Increased 8.3% Versus 2010 Second-Quarter; Second Quarter EPS was $1.00
Excluding Special Items, 2011 Second-Quarter EPS of $1.28 Increased 5.8%*

New Brunswick, NJ (July 19, 2011) – Johnson & Johnson today announced sales of $16.6 billion for the second quarter of 2011, an increase of 8.3% as compared to the second quarter of 2010.  Operational results increased 2.6% and the positive impact of currency was 5.7%.  Domestic sales increased 0.1%, while international sales increased 15.9%, reflecting operational growth of 4.9% and a positive currency impact of 11.0%.

Net earnings and diluted earnings per share for the second quarter of 2011 were $2.8 billion and $1.00, respectively. Second-quarter 2011 net earnings included an after-tax charge of $549 million representing the previously announced restructuring by Cordis Corporation. Second-quarter 2011 net earnings also included a net after-tax charge of $223 million representing the net impact of expenses related to litigation, additional DePuy ASRTM Hip recall costs, and an after-tax mark-to-market gain associated with the currency option related to the planned acquisition of Synthes, Inc. Second-quarter 2010 net earnings included an after-tax gain of $67 million representing the net impact of litigation matters. Excluding these special items, net earnings for the current quarter were $3.5 billion and diluted earnings per share were $1.28, representing increases of 4.9% and 5.8%, respectively, as compared to the same period in 2010.*

The Company maintained its earnings guidance for full-year 2011 of $4.90 - $5.00 per share. The Company’s guidance excludes the impact of special items.

“Our recently launched pharmaceutical products continued to achieve strong growth and contributed to our solid second quarter results. We received several new product approvals across our businesses which will benefit patients around the world and drive future growth,” said William C. Weldon, Chairman and Chief Executive Officer. “We continue to invest in building leadership positions and capabilities, and our pending acquisition of Synthes demonstrates our ongoing commitment to serve patients while enhancing shareholder value,” said Weldon.

Worldwide Consumer sales of $3.8 billion for the second quarter represented an increase of 4.0% versus the prior year consisting of an operational decline of 1.8% and a positive impact from currency of 5.8%. Domestic sales decreased 8.5%; international sales increased 12.4%, which reflected an operational increase of 2.8% and a positive currency impact of 9.6%.

Sales in U.S. over-the-counter medicines were significantly impacted by the suspension of manufacturing at the McNeil Consumer Healthcare facility in Fort Washington, Pa., as well as the impact on production volumes related to ongoing efforts to enhance quality and manufacturing systems. Positive contributors to operational results were NEUTROGENA®, LE PETIT MARSEILLAIS® and AVEENO® skin care products; international sales of over-the-counter medicines and nutritionals; and baby care products.

In July, the Company completed its acquisition of several over-the-counter cough and cold brands in Russia from J B Chemicals & Pharmaceuticals Limited.

Worldwide Pharmaceutical sales of $6.2 billion for the second quarter represented an increase of 12.2% versus the prior year with operational growth of 7.0% and a positive impact from currency of 5.2%. Domestic sales increased 4.1%; international sales increased 22.6%, which reflected an operational increase of 10.7% and a positive currency impact of 11.9%.

Sales results include the strong performance of recently launched products, including STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; ZYTIGA™ (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of men with metastatic, castration-resistant prostate cancer; and INVEGA® SUSTENNA™ (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults.

Several other products also contributed to the operational sales growth including REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases; vaccines, proteins and antibodies from Crucell that prevent and/or treat infectious diseases; PREZISTA® (darunavir), a treatment for HIV; CAELYX® (pegylated liposomal doxorubicin hydrochloride), a treatment for certain types of cancer; and VELCADE® (bortezomib), a treatment for multiple myeloma. Sales results for LEVAQUIN® (levofloxacin), a treatment for bacterial infections, were negatively impacted by slowing sales ahead of the loss of marketing exclusivity in the U.S. in June 2011.

During the quarter, the U.S. Food and Drug Administration (FDA) approved ZYTIGA™ (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of men with metastatic, castration-resistant prostate cancer who have received prior chemotherapy containing docetaxel. The FDA also approved EDURANT ™ (rilpivirine) tablets for use in combination with other antiretroviral agents in the treatment of human immunodeficiency virus type 1 (HIV-1) in adults who have never taken HIV therapy.  In addition, the FDA approved XARELTO® (rivaroxaban tablets), a novel, and once-daily, oral anticoagulant for the prevention (prophylaxis) of deep vein thrombosis, a condition which may lead to a pulmonary embolism in patients undergoing knee or hip replacement surgery.

Also during the quarter, the Company filed a marketing authorization application with the European Medicines Agency for DACOGEN® (decitabine) for the treatment of acute myeloid leukemia.

In July, the Company completed the divestiture of its Animal Health business to Elanco, a division of Eli Lilly. Also in July, the Company announced a definitive agreement to divest the assets of its Ortho Dermatologics division in the U.S. to subsidiaries of Valeant Pharmaceuticals International, Inc.

Worldwide Medical Devices and Diagnostics sales of $6.6 billion for the second quarter represented an increase of 7.2% versus the prior year consisting of an operational increase of 1.3% and a positive currency impact of 5.9%. Domestic sales increased 0.1%; international sales increased 13.4%, which reflected an operational increase of 2.2% and a positive currency impact of 11.2%.

Primary contributors to operational growth included Ethicon’s surgical care products; Ethicon Endo-Surgery’s Advanced Sterilization Products and international sales of minimally invasive products; Ortho-Clinical Diagnostics’ products; Diabetes Care’s blood glucose monitoring and insulin delivery products; Biosense Webster’s electrophysiology business; DePuy’s sports medicine and neurovascular business; and Vistakon’s disposable contact lenses. This growth was partially offset by lower sales in the Cardiovascular Care business, reflecting continued market and competitive pressures in drug-eluting stents.

During the quarter, the FDA approved EXOSEAL™ Vascular Closure Device which incorporates a number of new advances in technology and simplicity of design to provide precise and secure extravascular arterial closure. The FDA also approved PINNACLE® CoMplete® Acetabular Hip System, the first ceramic-on-metal hip implant available in the United States. In addition, Animas® Vibe™, a continuous glucose monitoring (CGM)-enabled insulin pump system with Dexcom G4™ CGM technology received CE Mark approval.

Ethicon Endo-Surgery (EES) launched several products during the quarter which included the new EES Generator, the first system of its kind that powers both ultrasonic and advanced bipolar technologies; and the ENSEAL® G2 Super Jaw, the first advanced bipolar energy technology that offers surgeons strong vessel seals, while remaining gentle on tissue. Advanced Sterilization Products (ASP) launched GLOSAIR™ Healthcare Environmental Decontamination to protect against the risk of deadly infections in healthcare facilities.

On April 27th, the Company announced that it had entered into a definitive agreement to acquire Synthes, Inc., a premier global manufacturer of orthopaedic devices for CHF159 per share, or approximately $21.3 billion subject to the terms of the merger agreement and currency values at the time of closing. Upon completion of this transaction, Synthes and the DePuy Companies of Johnson & Johnson together will create the world’s most innovative and comprehensive orthopaedics business.

About Johnson & Johnson
Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 116,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company’s website at www.investor.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development and medical devices and diagnostics pipeline of selected products, can be found on the Company's website at www.jnj.com

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)